Exhibit 99.1

GREG LIBERMAN APPOINTED CHAIRMAN OF SPARK NETWORKS’®

BOARD OF DIRECTORS

LOS ANGELES, Calif., December 11, 2013 — Spark Networks, Inc. (NYSE MKT: LOV), a leader in creating niche-focused brands that build and strengthen the communities they serve, announced today that Greg Liberman, President and CEO, has been appointed Chairman of the Board of Directors effective November 27, 2013.

Michael Kumin, along with fellow Director Peter Garran, have tendered to the Company their letters of resignation as Directors of the Company, which were accepted by the Board of Directors on December 11, 2013.

“It has been a pleasure serving on Spark Networks’ Board of Directors for nearly eight years,” said Michael Kumin. “During the past three years, we have seen a significant evolution in the business with revenues increasing nearly 70% and the subscriber base nearly doubling as the Company built its second iconic brand, ChristianMingle, to sit alongside JDate. We would like to thank Greg and his team for the hard work they have done in growing the business and driving shareholder value.”

Chairman of the Board, Greg Liberman, commented, “Great Hill has been both a partner and significant shareholder of Spark Networks over the past eight years. I would like to thank not only Great Hill but, specifically, Michael and Peter for the contributions they made as experienced Board Members. I am proud to serve as Chairman of this terrific Company and look forward to continuing our mission to not only build a great business but also to strengthen each of the communities we serve.”

Safe Harbor Statement:

This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “intends,” “goal,” “objective,” “seek,” “attempt,” or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes; maintain the strength of our existing brands and maintain and enhance those brands; continue to depend upon the telecommunications infrastructure and our networking hardware and software infrastructure; estimate on-going general and administrative costs, and obtain financing on acceptable terms. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

About Spark Networks, Inc.:

The Spark Networks portfolio of consumer Web sites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

For More Information

Investors:

Addo Communications

Laura Bainbridge, Kimberly Esterkin

laurab@addocommunications.com; kimberlye@addocommunications.com

310-829-5400

2